Filed pursuant to Rule 424(b)(3)
Registration No. 333-150687

Prospectus Supplement No. 1 dated November 7, 2008
(to Prospectus dated September 4, 2008)

25,750,000 SHARES
CURRENCYSHARESSM RUSSIAN RUBLE TRUST

        This Prospectus Supplement No. 1 amends and supplements our prospectus dated September 4, 2008 (the “Prospectus”). This Prospectus Supplement No. 1 should be read in conjunction with, and must be delivered with, the Prospectus.

        The Prospectus, on pages 1, 3, 12, 23, 27 and 30, states: “The initial annual nominal interest rate set forth in the Deposit Account Agreement is 3.80%.”

        The foregoing is hereby deleted and replaced with the following: “The applicable annual nominal interest rate on November 7, 2008 was 6.05%.”

        The first full paragraph on page 32 of the Prospectus is hereby amended to insert the following after the second sentence thereof:

“As of the date of this prospectus, Goldman Sachs Execution & Clearing, L.P. has signed a Participant Agreement and may create and redeem Baskets.”

        The outside back cover of the Prospectus is hereby amended to insert the following:

“Dealer Prospectus Delivery Obligation

Until December 8, 2008, all dealers that effect transactions in these securities, whether or not participating in this offering, may be required to deliver a prospectus. This is in addition to the dealers’ obligation to deliver a prospectus when acting as underwriters and with respect to their unsold allotments or subscriptions.”

        All of the other portions of the Prospectus, as amended by Prospectus No. 1, shall remain unchanged. Capitalized terms used but not defined herein shall have the meanings ascribed to such terms in the Prospectus.

The date of this Prospectus Supplement is November 7, 2008